Prospectus Supplement (to Prospectus dated September 20, 2005)	Filed Pursuant to Rule 424(b)(7) File No. 333-127418

$250,000,000

COMPUCREDIT CORPORATION

3.625% Convertible Senior Notes due 2025

and

Shares of Common stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements our prospectus dated September 20, 2005 relating to the offer and sale from time to time by certain of our securityholders of up to $250,000,000 aggregate principal amount of our 3.625% Convertible Senior Notes due 2025 and the shares of our common stock issuable upon conversion of the notes.  The terms of the notes are set forth in the prospectus dated September 20, 2005.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

The table below supplements the table of selling securityholders contained in the section of the prospectus captioned “Selling Securityholders.”  Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information set forth in the prospectus.

The following table is based solely on information provided by the selling securityholders.  This information represents the most current information provided to us by selling securityholders.  The table below and the table in the prospectus may not reflect the exact principal amount of notes or number of shares of our common stock beneficially owned by the selling securityholders identified in the table because, since the date on which they provided the information regarding their ownership of those securities in the table, those securityholders may have acquired additional notes or shares of common stock issuable upon conversion of the notes or those securityholders may have sold, transferred or otherwise disposed of all or a portion of those securities.  However, no selling securityholder may use the prospectus, as supplement by this prospectus supplement, to offer or sell an aggregate principal amount of notes or a number of shares of common stock issuable upon conversion of the notes that exceeds the amount or number indicated with respect to that securityholder in the table below.

Selling Securityholder	Amount of Notes Beneficially Owned ($)	Percentage of Notes Beneficially Owned	Amount of Notes To Be Sold ($)	Number of Shares of Common Stock Beneficially Owned(2)(3)	Number of Shares of Common Stock That May Be Sold(1)(3)	Number of Shares of Common Stock Upon Completion of the Offering(1)

Acuity Master Fund Ltd.	$4,000,000	1.6%	$4,000,000	92,123	92,123	0

Akanthos Arbitrage Master Fund, LP	10,000,000	4.0	10,000,000	230,309	230,309	0

CALAMOS ® Market Neutral Fund – CALAMOS ® Investment Trust	4,500,000	1.8	4,500,000	103,639	103,639	0

D.E. Shaw Valence Portfolios, L.L.C. (5)	7,000,000	2.8	7,000,000	161,216	161,216	0

Ellington Overseas Partners, Ltd.	14,000,000	5.6	14,000,000	322,432	322,432	0

Empyrean Capital Fund, LP	877,000	*	877,000	46,657	20,198	26,459

Empyrean Capital Overseas Benefit Plan Fund, LTD	167,000	*	167,000	8,937	3,846	5,091

Empyrean Capital Overseas Fund, LTD	1,456,000	*	1,456,000	77,687	33,532	44,155

HFR CA Select Fund	1,000,000	*	1,000,000	23,030	23,030	0

Kamunting Street Master Fund, LTD	8,000,000	3.2	8,000,000	184,247	184,247	0

KBC Convertible Opportunities Fund, a Segregated Portfolio of KBC Alpha Master SPC (5)	9,950,000	4.0	9,950,000	229,157	229,157	0

KBC Convertibles MAC28 Ltd, a Segregated Portfolio of KBC Alpha Master SPC (5)	2,490,000	*	2,490,000	57,346	57,346	0

KBC Multi Strategy Arbitrage Fund, a Segregated Portfolio of KBC Alpha Master SPC (5)	29,060,000	11.6	29,060,000	669,277	669,277	0

Sandelman Partners Multi-Strategy Master Fund, Ltd.	10,000,000	4.0	10,000,000	230,309	230,309	0

UBS AG London F/B/O HFS (5)	17,500,000	7.0	17,500,000	403,040	403,040	0

*	Less than 1%.

(1)

Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate can not be given as to the number or percentage of notes and common stock that the selling securityholder will hold upon termination of any sales.  The information presented assumes that all of the selling securityholders will fully convert the notes for cash and shares of our common stock and that the selling securityholders will sell all shares of our common stock that they receive pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes.
(3)

The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the notes are worth $500,000,000 at the time of conversion, with the $250,000,000 principal amount paid in cash and the remaining $250,000,000 paid in shares of our common stock and (ii) the conversion of the full amount of notes held by such holder at the initial conversion price of $43.42, which equals a conversion rate of the initial conversion rate of 23.0309 shares per $1,000 principal amount of the notes.  This conversion rate is subject to adjustment as described under “Description of Notes – Conversion Price Adjustments.”  Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time.  Fractional shares will not be issued upon conversion of the notes.  Cash will be paid instead of fractional shares, if any.

(4)

This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the

Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding these selling securityholders.
(5)

This selling securityholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock.  To the extent that we become aware that such selling securityholder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Selling securityholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  In addition, selling securityholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, if such selling securityholder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock.  To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

The securities offered hereby involve significant risks and uncertainties.  These risks are described under the caption “Risk Factors” beginning on page 8 of the prospectus.  You should consider these Risk Factors before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2005.